June 2012
Filed pursuant to Rule 433 dated June 1, 2012 relating to Preliminary Pricing Supplement No. 211 dated June 1, 2012 to Registration Statement No. 333-178081
STRUCTURED INVESTMENTS
Opportunities in U.S. and International Equities
U.S. and International Equity Allocation Market Linked Notes due June    , 2019
Based on the Performance of a Basket Composed of the EURO STOXX 50® Index, the Dow Jones Industrial AverageSM and the Hang Seng Index
The U.S. and International Equity Allocation Market Linked Notes due June    , 2019 (the “notes”) offer at maturity the stated principal amount plus the greater of (i) the minimum return of $0.70 (7% of the stated principal amount) and (ii) a supplemental redemption amount reflecting 100% of any appreciation in the basket consisting of U.S. and international equity indices, as measured on the determination date.  The weighting for each basket index is not set at the beginning of the term of the notes.  Instead, in measuring the performance of the basket as a whole, the basket index with the best performance will be assigned a weighting of 85%, the basket index with the second best performance will be assigned a weighting of 15% and the basket index with the worst performance will be assigned a weighting of 0%.  The notes are for investors who are concerned about principal risk and who are willing to forgo yield in exchange for the repayment of the principal amount at maturity, the minimum return and upside exposure to the underlying basket.  The notes are senior unsecured obligations of Morgan Stanley, and all payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Issue price:	$10 per note
Stated principal amount:	$10 per note
Aggregate principal amount:	$
Pricing date:	June , 2012
Original issue date:	June , 2012 (3 business days after the pricing date)
Maturity date:	June , 2019
Interest:	None
Basket:	Basket indices	Bloomberg ticker symbol*	Initial index value
	EURO STOXX 50® Index (the “SX5E Index”)	SX5E

	Dow Jones Industrial AverageSM (the “INDU Index”)	INDU

	Hang Seng Index (the “HSI Index”)	HSI

*Bloomberg ticker symbols are being provided for reference purposes only.  With respect to each basket index, the initial index value and the final index value will be determined as set forth under “Description of Notes—Initial Index Value” and “—Final Index Value” in the accompanying preliminary pricing supplement

Payment at maturity:
The payment at maturity per note will equal:
$10 + the greater of (i) the minimum return and (ii) the supplemental redemption amount.
In no event will the payment due at maturity be less than $10.70 per note.

Minimum return:	$0.70 per note (7% of the stated principal amount)
Supplemental redemption amount:	(i) $10 times (ii) the basket performance times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0.
Participation rate:	100%
Basket performance:
The sum of the performance values for each of the basket indices.  The performance value for each basket index will be (i) the final index value for such basket index less its initial index value, divided by such initial index value times (ii) the applicable weighting.

Weightings:
The weighting for each basket index is not set at the beginning of the term of the notes and will instead be set on the determination date based on the relative performance of the basket indices against each other as follows: The basket index with the best performance will be assigned a weighting of 85%, the basket index with the second best performance will be assigned a weighting of 15% and the basket index with the worst performance will be assigned a weighting of 0%.

Initial index value:
The initial index value for the SX5E Index and the INDU Index will equal the closing value of such index on the pricing date.  The initial index value for the HSI Index will equal the closing value of such index on the index business day immediately succeeding the pricing date.

Final index value:	The index closing value of such basket index on the determination date
Determination date:	June , 2019, subject to adjustment for non-index business days and certain market disruption events
CUSIP:	61755S313
ISIN:	US61755S3132
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”)
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per note	$10	$0.35	$9.65
Total	$	$	$
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.35 for each note they sell.  For more information, see “Description of Notes—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.
Preliminary Pricing Supplement No. 211 dated June 1, 2012       Prospectus Supplement dated November 21, 2011
Index Supplement dated November 21, 2011     Prospectus dated November 21, 2011

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

U.S. and International Equity Allocation Market Linked Notes due June    , 2019
Based on the Performance of a Basket Composed of the EURO STOXX 50® Index, the Dow Jones Industrial AverageSM and
the Hang Seng Index

Investment Overview

U.S. and International Equity Allocation Market Linked Notes

The U.S. and International Equity Allocation Market Linked Notes due June    , 2019 Based on the Performance of a Basket Composed of the EURO STOXX 50® Index, the Dow Jones Industrial AverageSM and the Hang Seng Index (the “notes”) provide investors with an opportunity to gain 100% exposure to any positive performance of a basket composed of broad-based U.S. and international equity indices, as measured on the determination date, while providing for a minimum return of 7% on an investment in the notes.  If the basket appreciates by less than or equal to 7% or depreciates, investors will receive at maturity the stated principal amount plus the minimum return of $0.70 per note.  The weighting for each basket index is not set at the beginning of the term of the notes and will instead be set on the determination date based on the relative performance of the basket indices against each other as follows: The basket index with the best performance will be assigned a weighting of 85%, the basket index with the second best performance will be assigned a weighting of 15% and the basket index with the worst performance will be assigned a weighting of 0%.

Maturity:	Approximately 7 years
Participation rate:	100%
Payment at maturity:	$10 + the greater of (i) the minimum return and (ii) the supplemental redemption amount In no event will the payment due at maturity be less than $10.70 per note.
Minimum return:	$0.70 per note (7% of the stated principal amount)
Supplemental redemption amount:	$10 x basket performance x participation rate
Interest:	None

Basket Overview

The basket consists of the EURO STOXX 50® Index, Dow Jones Industrial AverageSM and Hang Seng Index.  For more information on the individual basket indices, see “Information about the Basket Indices” on page 14 of this document.

Basket Index Information as of May 25, 2012
	Bloomberg Ticker Symbol*	Current Basket Index Value	52 Weeks Ago	52 Week High	52 Week Low
EURO STOXX 50® Index	SX5E	2,160.31	2,819.40	2,875.67 (on 7/1/2011)	1,995.01 (on 9/12/2011)
Dow Jones Industrial AverageSM	INDU	12,530.36	12,441.58	13,279.32 (on 5/1/2012)	10,655.30 (on 10/3/2011)
Hang Seng Index	HSI	19,055.46	23,118.07	23,684.13 (on 5/31/2011)	16,250.27 (on 10/4/2011)

*Bloomberg ticker symbols are being provided for reference purposes only.  With respect to each basket index, the initial index value and the final index value will be determined as set forth under “Description of Notes—Initial Index Value” and “—Final Index Value” in the accompanying preliminary pricing supplement.

June 2012	Page 2

U.S. and International Equity Allocation Market Linked Notes due June    , 2019
Based on the Performance of a Basket Composed of the EURO STOXX 50® Index, the Dow Jones Industrial AverageSM and
the Hang Seng Index

Key Investment Rationale

The notes offer 100% participation in any positive performance of the basket and provide for the repayment of principal plus the minimum return of $0.70 per note (7% of the stated principal amount) at maturity regardless of the performance of the basket, subject to the credit risk of Morgan Stanley.

Repayment of principal
The notes offer investors 100% upside exposure to the basket while providing for repayment of the invested principal at maturity plus the minimum return of $0.70 per note (7% of the stated principal amount).

Access	The notes provide a measure of diversification of underlying asset class exposure.
Weightings set on the determination date
The weighting for each basket index is not set at the beginning of the term of the notes and is instead set on the determination date based on the relative performance of the basket indices against each other as follows:

The best performing basket index is weighted at 85%, the second best performing basket index at 15% and the worst performing basket index at 0%.

Best case scenario
The basket increases in value by more than 7% and, at maturity, the notes redeem for the sum of (i) the stated principal amount of $10 and (ii) a supplemental redemption amount representing 100% of the basket performance.

Worst case scenario
The basket declines in value, remains the same or appreciates by no more than 7% and, at maturity, the notes redeem for the stated principal amount of $10 plus the minimum return of $0.70, or $10.70 per note.

Summary of Selected Key Risks (see page 11)

¡	Unlike ordinary debt securities, the notes do not pay interest.

¡	You may not receive more than the $10 stated principal amount plus the minimum return of $0.70 per note at maturity.

¡	The notes will not be listed on any securities exchange and secondary trading may be limited.

¡	The market price influenced by many unpredictable factors.

¡	There are risks associated with investments in securities linked to the value of foreign equity securities.

¡	The notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes.

¡	Changes in the value of one or more of the basket indices may offset each other.

¡	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

¡	Hedging and trading activity by our subsidiaries could potentially affect the value of the notes.

¡	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes.

¡	Adjustments to any of the basket indices could adversely affect the value of the notes.

¡	Investing in the notes is not equivalent to investing in the basket indices.

June 2012	Page 3

U.S. and International Equity Allocation Market Linked Notes due June    , 2019
Based on the Performance of a Basket Composed of the EURO STOXX 50® Index, the Dow Jones Industrial AverageSM and
the Hang Seng Index

Fact Sheet

The notes are senior unsecured obligations of Morgan Stanley, will pay no interest and have the terms described in the accompanying preliminary pricing supplement, prospectus supplement, index supplement and prospectus.  At maturity, we will pay per note the stated principal amount of $10 plus the greater of (i) the minimum return of $0.70 (7% of the stated principal amount) and (ii) a supplemental redemption amount based on 100% of any percentage appreciation in the value of the basket.  The notes are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing Date	Original Issue Date (Settlement Date)	Maturity Date
June , 2012	June , 2012 (3 business days after the pricing date)	June , 2019, subject to postponement as described below
Key Terms
Issuer:	Morgan Stanley
Issue price:	$10 per note
Stated principal amount:	$10 per note
Denominations:	$10 per note and integral multiples thereof
Aggregate principal amount:	$
Interest:	None
Basket:	Basket indices	Bloomberg ticker symbol*	Initial index value
	EURO STOXX 50® Index (the “SX5E Index”)	SX5E
	Dow Jones Industrial AverageSM (the “INDU Index”)	INDU
	Hang Seng Index (the “HSI Index”)	HSI

*Bloomberg ticker symbols are being provided for reference purposes only.  With respect to each basket index, the initial index value and the final index value will be determined as set forth under “Description of Notes—Initial Index Value” and “—Final Index Value” in the accompanying preliminary pricing supplement

Bull or bear notes:	Bull notes
Payment at maturity:
The payment at maturity per note will equal:

$10 + the greater of (i) the minimum return and (ii) the supplemental redemption amount

In no event will the payment due at maturity be less than $10.70 per note.

Minimum return:	$0.70 per note (7% of the stated principal amount)
Supplemental redemption amount:	(i) $10 times (ii) the basket performance times (iii) the participation rate
Participation rate:	100%
Basket performance:
The sum of the performance values for each of the basket indices.  The performance value for each basket index will be (i) the final index value for such basket index less its initial index value, divided by such initial index value times (ii) the applicable weighting.

Weightings:
The weighting for each basket index is not set at the beginning of the term of the notes and will instead be set on the determination date based on the relative performance of the basket indices against each other as follows: The basket index with the best performance will be assigned a weighting of 85%, the basket index with the second best performance will be assigned a weighting of 15% and the basket index with the worst performance will be assigned a weighting of 0%.

Initial index value:
The initial index value for the SX5E Index and the INDU Index will equal the closing value of such index on the pricing date.  The initial index value for the HSI Index will equal the closing value of such index on the index business day immediately succeeding the pricing date.

Final index value:	The index closing value of such basket index on the determination date
Determination date:	June , 2019, subject to adjustment for non-index business days and certain market disruption events
Postponement of maturity date:
If the determination date for any basket index is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following such determination date as postponed.

Risk factors:	Please see “Risk Factors” beginning on page 11.

June 2012	Page 4

U.S. and International Equity Allocation Market Linked Notes due June    , 2019
Based on the Performance of a Basket Composed of the EURO STOXX 50® Index, the Dow Jones Industrial AverageSM and
the Hang Seng Index

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	61755S313
ISIN:	US61755S3132
Minimum ticketing size:	$1,000 / 100 notes
Tax considerations:
In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  If the notes were priced on May 24, 2012, the “comparable yield” for the notes would be a rate of 5.9417% per annum, compounded semi-annually.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $10) would consist of a single projected amount equal to $15.0727 due at maturity.  You should read the discussion under “United States Federal Taxation – Tax Consequences to U.S. Holders – Notes – Optionally Exchangeable Notes” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a note) that would be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through June 30, 2012	$0.0479	$0.0479
July 1, 2012 through December 31, 2012	$0.2985	$0.3464
January 1, 2013 through June 30, 2013	$0.3074	$0.6538
July 1, 2013 through December 31, 2013	$0.3165	$0.9703
January 1, 2014 through June 30, 2014	$0.3259	$1.2962
July 1, 2014 through December 31, 2014	$0.3356	$1.6318
January 1, 2015 through June 30, 2015	$0.3456	$1.9774
July 1, 2015 through December 31, 2015	$0.3558	$2.3332
January 1, 2016 through June 30, 2016	$0.3664	$2.6996
July 1, 2016 through December 31, 2016	$0.3773	$3.0769
January 1, 2017 through June 30, 2017	$0.3885	$3.4654
July 1, 2017 through December 31, 2017	$0.4000	$3.8654
January 1, 2018 through June 30, 2018	$0.4119	$4.2773
July 1, 2018 through December 31, 2018	$0.4242	$4.7015
January 1, 2019 through the Maturity Date	$0.3712	$5.0727

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amount of the payment that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations,” the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell

June 2012	Page 5

U.S. and International Equity Allocation Market Linked Notes due June    , 2019
Based on the Performance of a Basket Composed of the EURO STOXX 50® Index, the Dow Jones Industrial AverageSM and
the Hang Seng Index

LLP regarding the material U.S. federal tax consequences of an investment in the notes.
Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the notes by taking positions in securities underlying the basket indices, in futures or options contracts on the basket indices or their component securities listed on major securities markets, or instruments that we may wish to use in connection with such hedging.  Such purchase activity on or prior to the pricing date could increase the initial values of one or more of the basket indices, and, therefore, could increase the values at which the respective basket indices must close on the determination date before you would receive at maturity a payment that exceeds the stated principal amount of the notes plus the minimum return.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the notes, including on the determination date, by purchasing and selling the securities underlying the basket indices, futures or options contracts on the basket indices or their component securities listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities, futures or options contracts, or instruments on the determination date.  We cannot give any assurance that our hedging activities will not affect the value of the basket indices and, therefore, adversely affect the value of the basket indices on the determination date or the payment that you will receive at maturity.  For further information on our use of proceeds and hedging, see “Description of Notes––Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the notes are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the notes.

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such notes on

June 2012	Page 6

U.S. and International Equity Allocation Market Linked Notes due June    , 2019
Based on the Performance of a Basket Composed of the EURO STOXX 50® Index, the Dow Jones Industrial AverageSM and
the Hang Seng Index

behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase, holding and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any notes to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the notes by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the notes through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley. Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.35 for each note they sell.

MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Description of Notes—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” and “—Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Contact:
MSSB clients may contact their local MSSB branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement, index supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

June 2012	Page 7

U.S. and International Equity Allocation Market Linked Notes due June    , 2019
Based on the Performance of a Basket Composed of the EURO STOXX 50® Index, the Dow Jones Industrial AverageSM and
the Hang Seng Index

Hypothetical Payouts on the Notes

At maturity, for each $10 stated principal amount of notes that you hold, you will receive the stated principal amount of $10 plus the greater of (i) the minimum return of $0.70 (7% of the stated principal amount) and (ii) a supplemental redemption amount, calculated on the determination date as follows: (i) $10 times (ii) the basket performance times (iii) the participation rate.

In measuring the performance of the basket as a whole on the determination date, the basket index with the best performance will be assigned a weighting of 85%, the basket index with the second best performance will be assigned a weighting of 15% and the basket index with the worst performance will be assigned a weighting of 0%.

The following three examples illustrate the calculation of the payment at maturity.  Example 1 below also provides an illustration of how to calculate the basket performance based on the hypothetical data in the table below.

Example 1

Basket Index	Hypothetical Initial Index Value	Hypothetical Final Index Value	Hypothetical Percentage Change	Weighting	Hypothetical Performance Value

EURO STOXX 50® Index (“SX5E Index”)	2,100	1,995	–5% (worst performance)	0%	0%

Dow Jones Industrial AverageSM (“INDU Index”)	12,500	13,125	5% (2nd best performance)	15%	0.75%

Hang Seng Index (“HSI Index”)	18,500	19,795	7% (best performance)	85%	5.95%

Hypothetical basket performance:					6.70%

Basket performance = sum of performance values of each basket index

Performance value = [(final index value - initial index value) / initial index value] x weighting

Performance value of the basket index with the worst performance
[(final index value – initial index value) / initial index value]  x  0%;
plus
Performance value of the basket index with the second best performance
= [(final index value – initial index value) / initial index value]  x  15%;
plus
Performance value of the basket index with the best performance
= [(final index value – initial index value) / initial index value]  x  85%;

June 2012	Page 8

U.S. and International Equity Allocation Market Linked Notes due June    , 2019
Based on the Performance of a Basket Composed of the EURO STOXX 50® Index, the Dow Jones Industrial AverageSM and
the Hang Seng Index

So, using the hypothetical final index values from above:

SX5E Index =   [(1,995 – 2,100) / 2,100] x 0%  = 0%,
plus
INDU Index =  [(13,125 – 12,500) / 12,500] x 15%  = 0.75%,
plus
HSI Index =  [(19,795 – 18,500) / 18,500] x 85%  = 5.95%,

Hypothetical basket performance   =   6.70%

Payment at maturity = $10 + the greater of (i) the minimum return and (ii) the supplemental redemption amount

Supplemental redemption amount	= $10 x basket performance x participation rate
= $10 x 6.70% x 100% = $0.67

Although the basket appreciated, because the basket performance is less than 7%, the minimum return will be greater than the supplemental redemption amount and the payment at maturity per note will equal the $10 stated principal amount plus the minimum return of $0.70, or $10.70 per note.

Example 2: Basket performance is positive.

Basket Index	Hypothetical Initial Index Value	Hypothetical Final Index Value	Hypothetical Percentage Change	Weighting	Hypothetical Performance Value

SX5E Index	2,100	2,520	20% (best performance)	85%	17.00%

INDU Index	12,500	14,375	15% (2nd best performance)	15%	2.25%

HSI Index	18,500	20,350	10% (worst performance)	0%	0%

		Hypothetical basket performance:			19.25%

  Payment at maturity = $10 + the greater of (i) the minimum return and (ii) the supplemental redemption amount

Supplemental redemption amount	= $10 x basket performance x participation rate
= $10 x 19.25% x 100% = $1.925

Since the supplemental redemption amount is greater than the minimum return of $0.70, the payment at maturity per note will be $11.925, or the stated principal amount of $10 plus the supplemental redemption amount of $1.925.

June 2012	Page 9

U.S. and International Equity Allocation Market Linked Notes due June    , 2019
Based on the Performance of a Basket Composed of the EURO STOXX 50® Index, the Dow Jones Industrial AverageSM and
the Hang Seng Index

Example 3: The basket performance is zero or negative.

Basket Index	Hypothetical Initial Index Value	Hypothetical Final Index Value	Hypothetical Percentage Change	Weighting	Hypothetical Performance Value

SX5E Index	2,100	1,890	–10% (2nd best performance)	15%	–1.50%

INDU Index	12,500	7,500	–40% (worst performance)	0%	0%

HSI Index	18,500	18,685	1% (best performance)	85%	0.85%

		Hypothetical basket performance:			–0.65%

Payment at maturity = $10 + the greater of (i) the minimum return and (ii) the supplemental redemption amount

Supplemental redemption amount	= $10 x basket performance x participation rate
= $10 x – 0.65% x 100% = – $0.065

As the basket performance is negative, the minimum return will be greater than the supplemental redemption amount and the payment at maturity per note will equal the $10 stated principal amount plus the minimum return of $0.70, or $10.70 per note.

While the weightings of the basket indices are set on the determination date in a way that is favorable to the investors (85% for the best performing basket index, 15% for the second best performing basket index and 0% for the worst performing basket index), the basket performance can still be zero or negative if two or more of the basket indices decline in value over the term of the notes (or if none of the basket indices change in value).  In the above example, one of the basket indices — the HSI Index (with a weighting of 85% of the basket) — has increased in value by 1% from its initial index value, but the INDU Index has declined in value by 40% and the SX5E Index has declined in value by 10%.  Accordingly, although one of the basket indices has increased in value and notwithstanding the fact that the basket index with the worst performance is assigned a weighting of 0%, the significant decline in value of the second best performing basket index offsets such increase and the basket performance is negative.  Therefore, the minimum return will be greater than the supplemental redemption amount and the payment at maturity will equal the $10 stated principal amount plus the minimum return of $0.70, or $10.70 per note.

Please review the tables setting forth the historical performance of each of the basket indices for each calendar quarter in the period from January 1, 2007 through May 29, 2012 and related graphs under “Historical Information” beginning on page 15.  You cannot predict the future performance of any of the basket indices or of the basket as a whole, or whether increases in the values of any of the basket indices will be offset by decreases in the values of other basket indices, based on their historical performance.

June 2012	Page 10

U.S. and International Equity Allocation Market Linked Notes due June    , 2019
Based on the Performance of a Basket Composed of the EURO STOXX 50® Index, the Dow Jones Industrial AverageSM and
the Hang Seng Index

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement, prospectus supplement, index supplement and prospectus.  We also urge you to consult with your investment, legal, tax, accounting and other advisers before you invest in the notes.

¡
Unlike ordinary debt securities, the notes do not pay interest.  The terms of the notes differ from those of ordinary debt securities in that we will not pay you interest on the notes.  The return on your investment in the notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security.  The return at maturity of only the stated principal amount plus the minimum return of $0.70 may not compensate you for the effects of inflation and other factors relating to the value of money over time.  The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for the opportunity to earn a return based on the performance of a basket consisting of broad-based U.S. and international equity indices, with weightings of each basket index to be determined on the determination date based on the relative performance of the basket indices relative to each other.

¡
You may not receive more than the $10 stated principal amount plus the minimum return of $0.70 per note at maturity. Unless the basket performance is greater than 7%, you will receive only the minimum return, or $0.70, in addition to the $10 stated principal amount of each note you hold at maturity.

¡
The notes will not be listed on any securities exchange and secondary trading may be limited.  The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

¡
The market price influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including:

•	the levels of each of the basket indices at any time,

•	the relative performance of the basket indices at any time,

•	the volatility (frequency and magnitude of changes in value) of the basket indices,

•	interest and yield rates in the market,

•
geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the securities underlying the basket indices, or equity markets generally, and that may affect the final index value for each basket indices,

•	he time remaining to the maturity of the notes,

•	he dividend rate on the stocks underlying the EURO STOXX 50® Index, the Dow Jones Industrial AverageSM and the Hang Seng Index, and

•	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity.  For example, you may have to sell your notes at a substantial discount from the stated principal amount of $10 per note if the basket indices at the time of sale are at or below their initial index values or if market interest rates rise.  You cannot predict the future performance of any of the basket indices based on their historical performance.  If the basket performance is less than or equal to 7%, you will receive at maturity only the $10 stated principal amount plus the minimum return for each note you hold.  There can

June 2012	Page 11

U.S. and International Equity Allocation Market Linked Notes due June    , 2019
Based on the Performance of a Basket Composed of the EURO STOXX 50® Index, the Dow Jones Industrial AverageSM and
the Hang Seng Index

be no assurance that the basket performance will be greater than 7% such that you will receive at maturity an amount that is greater than $10.70 per note.

¡
There are risks associated with investments in securities linked to the value of foreign equity securities.  The notes are linked to the value of foreign equity securities.  Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission (the “Commission”), and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

¡
The notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the notes at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.

¡
Changes in the value of one or more of the basket indices may offset each other.  Movements in the values of the basket indices may not correlate with each other.  At a time when the value of one or more of the basket indices increases, the value of one or more of the other basket indices may not increase as much, or may decrease.  Therefore, in calculating the basket performance, increases in the value of one or more of the basket indices may be moderated, or wholly offset, by lesser increases or decreases in the value of one or more of the other basket indices.  If the basket performance is less than 7%, you will receive at maturity the stated principal amount of the notes plus the minimum return.

You can review tables and graphs illustrating the historical performance of the basket indices for the period from January 1, 2007 through May 29, 2012 in “Historical Information” beginning on page 15.

You cannot predict the future performance of any of the basket indices, or of the basket as a whole, or whether increases in the value of any of the basket indices will be offset by lesser increases or decreases in the value of other basket indices based on their historical performance.

¡
The amount payable on the notes is not linked to the value of the underlying index at any time other than the determination date. The final index value will be based on the index closing value on the determination date, subject to postponement for non-index business days and certain market disruption events.  Even if the value of any basket index appreciates prior to the determination date but then drops on the determination date to be equal to or below the initial index value, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of such basket index prior to such drop.  Although the actual value of any basket index on the stated maturity date or at other times during the term of the notes may be higher than the final index value, the payment at maturity will be based solely on the index closing value on the determination date.

¡
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes in secondary market transactions will likely be lower than the original issue price, since secondary market prices are likely to

June 2012	Page 12

U.S. and International Equity Allocation Market Linked Notes due June    , 2019
Based on the Performance of a Basket Composed of the EURO STOXX 50® Index, the Dow Jones Industrial AverageSM and
the Hang Seng Index

exclude commissions paid with respect to the notes and the cost of hedging our obligations under the notes that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

¡
Hedging and trading activity by our subsidiaries could potentially affect the value of the notes.  One or more of our subsidiaries expect to carry out hedging activities related to the notes (and to other instruments linked to the basket indices or their component securities), including trading in the securities underlying the equity as well as in other instruments related to the basket indices.  Some of our subsidiaries also trade the securities underlying the equity and other financial instruments related to the basket indices on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index values of one or more of the basket indices and, therefore, could increase the values at which the respective basket indices must close on the determination date before you would receive a payment at maturity that exceeds the stated principal amount of the notes plus the minimum return.  Additionally, such hedging or trading activities during the term of the notes could adversely affect the values of the basket indices on the determination date, and, accordingly, the amount of cash you will receive at maturity.

¡
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes.  As calculation agent, MS & Co. will determine the initial index value and final index value of each basket index and the basket performance, and will calculate the amount you will receive at maturity.  Determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or the value of any basket index in the event of a market disruption event, may adversely affect the payout to you at maturity.

¡
Adjustments to any of the basket indices could adversely affect the value of the notes.  The publishers of the SX5E Index, the INDU Index and the HSI Index can add, delete or substitute the securities underlying each such index or make other methodological changes that could change the value of such index.  Any of these actions could adversely affect the value of the notes.  In addition, the index publishers may discontinue or suspend calculation or publication of the SX5E Index, the INDU Index and the HSI Index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that it determines to be comparable to the discontinued index, and is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index, the payout at maturity on the notes will be an amount based on the value of the securities underlying such discontinued or suspended index at the time of such discontinuance or suspension, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the index closing value or official settlement price, as applicable, last in effect prior to the discontinuance of such index.

¡
Investing in the notes is not equivalent to investing in the basket indices.  Investing in the notes is not equivalent to investing directly in the basket indices or their component securities.  For example, as an investor in the notes, you will not have voting rights or the right to receive dividends or other distributions with respect to the component securities.  In addition, you do not have the right to exchange your securities for any basket components at any time, and you are subject to the credit risk of Morgan Stanley.

June 2012	Page 13

U.S. and International Equity Allocation Market Linked Notes due June    , 2019
Based on the Performance of a Basket Composed of the EURO STOXX 50® Index, the Dow Jones Industrial AverageSM and
the Hang Seng Index

Information about the Basket Indices

The EURO STOXX 50® Index

The EURO STOXX 50® Index was created by STOXX® Limited, which is owned by Deutsche Börse AG and SIX Group AG.  Publication of the EURO STOXX 50® Index began on February 26, 1998, based on an initial index value of 1,000 at December 31, 1991.  The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the STOXX 600 Supersector Indices, which includes stocks selected from the Eurozone.  The component stocks have a high degree of liquidity and represent the largest companies across all market sectors.  For additional information about the EURO STOXX 50® Index, see the information set forth under “EURO STOXX 50® Index” in the accompanying index supplement.

The Dow Jones Industrial AverageSM

The Dow Jones Industrial AverageSM is a price-weighted index composed of 30 common stocks that is published by Dow Jones Indexes, the marketing name and a licensed trademark of CME Group Index Services LLC, as representative of the broad market of U.S. industry.  For additional information about the Dow Jones Industrial AverageSM, see the information set forth under “Dow Jones Industrial AverageSM” in the accompanying index supplement.

The Hang Seng Index

The Hang Seng Index was developed, and is calculated, maintained and published, by Heng Seng Indexes Company (formerly HIS Services Limited), a wholly owned subsidiary of the Hang Seng Bank, and was first calculated and published on November 24, 1969.  The Hang Seng Index is a market capitalization weighted stock market index of the HKSE and purports to be an indicator of the performance of the Hong Kong stock market.  Only companies with a primary listing on the Main Board of the HKSE are eligible to be constituents of the Hang Seng Index.  For additional information about the Hang Seng Index, see the information set forth under “Hang Seng Index” in the accompanying index supplement.

June 2012	Page 14

U.S. and International Equity Allocation Market Linked Notes due June    , 2019
Based on the Performance of a Basket Composed of the EURO STOXX 50® Index, the Dow Jones Industrial AverageSM and
the Hang Seng Index

Historical Information

The following tables present the published high and low closing values, as well as end-of-quarter closing values, for each of the basket indices for each quarter in the period from January 1, 2007 through May 29, 2012.  The related graphs set forth the daily closing values for each of the basket indices in the same period.  The closing values of each of the basket indices on May 29, 2012 were (i) in the case of the SX5E Index, 2,160.31, (ii) in the case of the INDU Index, 12,530.36 and (iii) in the case of the HSI Index, 19,055.46.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification.  The historical performance of the basket indices should not be taken as an indication of their future performance, and no assurance can be given that the basket performance will be positive so that you will receive at maturity an amount that is greater than the stated principal amount.

EURO STOXX 50® Index	High	Low	Period End
2007
First Quarter	4,272.32	3,906.15	4,181.03
Second Quarter	4,556.97	4,189.55	4,489.77
Third Quarter	4,557.57	4,062.33	4,381.71
Fourth Quarter	4,489.79	4,195.58	4,399.72
2008
First Quarter	4,339.23	3,431.82	3,628.06
Second Quarter	3,882.28	3,340.27	3,352.81
Third Quarter	3,445.66	3,000.83	3,038.20
Fourth Quarter	3,113.82	2,165.91	2,447.62
2009
First Quarter	2,578.43	1,809.98	2,071.13
Second Quarter	2,537.35	2,097.57	2,401.69
Third Quarter	2,899.12	2,281.47	2,872.63
Fourth Quarter	2,992.08	2,712.30	2,964.96
2010
First Quarter	3,017.85	2,631.64	2,931.16
Second Quarter	3,012.65	2,488.50	2,573.32
Third Quarter	2,827.27	2,507.83	2,747.90
Fourth Quarter	2,890.64	2,650.99	2,792.82
2011
First Quarter	3,068.00	2,721.24	2,910.91
Second Quarter	3,011.25	2,715.88	2,848.53
Third Quarter	2,875.67	1,995.01	2,179.66
Fourth Quarter	2,476.92	2,090.25	2,316.55
2012
First Quarter	2,608.42	2,286.45	2,477.28
Second Quarter (through May 29, 2012)	2,501.18	2,134.05	2,160.31

EURO STOXX 50® Index – Daily Closing Values January 1, 2007 to May 29, 2012

June 2012	Page 15

U.S. and International Equity Allocation Market Linked Notes due June    , 2019
Based on the Performance of a Basket Composed of the EURO STOXX 50® Index, the Dow Jones Industrial AverageSM and
the Hang Seng Index

Dow Jones Industrial AverageSM	High	Low	Period End
2007
First Quarter	12,786.64	12,050.41	12,354.35
Second Quarter	13,676.32	12,382.30	13,408.62
Third Quarter	14,000.41	12,845.78	13,895.63
Fourth Quarter	14,164.53	12,743.44	13,264.82
2008
First Quarter	13,056.72	11,740.15	12,262.89
Second Quarter	13,058.20	11,346.51	11,350.01
Third Quarter	11,782.35	10,365.45	10,850.66
Fourth Quarter	10,831.07	7,552.29	8,776.39
2009
First Quarter	9,034.69	6,547.05	7,608.92
Second Quarter	8,799.26	7,761.60	8,447.00
Third Quarter	9,829.87	8,146.52	9,712.28
Fourth Quarter	10,548.51	9,487.67	10,428.05
2010
First Quarter	10,907.42	9,908.39	10,856.63
Second Quarter	11,205.03	9,774.02	9,774.02
Third Quarter	10,860.26	9,686.48	10,788.05
Fourth Quarter	11,585.38	10,751.27	11,577.51
2011
First Quarter	12,391.25	11,613.30	12,319.73
Second Quarter	12,810.54	11,897.27	12,414.34
Third Quarter	12,724.41	10,719.94	10,913.38
Fourth Quarter	12,294.00	10,655.30	12,217.56
2012
First Quarter	13,252.76	12,359.92	13,212.04
Second Quarter (through May 29, 2012)	13,279.32	12,369.38	12,530.36

Dow Jones Industrial AverageSM – Daily Closing Values January 1, 2007 to May 29, 2012

June 2012	Page 16

U.S. and International Equity Allocation Market Linked Notes due June    , 2019
Based on the Performance of a Basket Composed of the EURO STOXX 50® Index, the Dow Jones Industrial AverageSM and
the Hang Seng Index

Hang Seng Index	High	Low	Period End
2007
First Quarter	20,821.05	18,664.88	19,800.93
Second Quarter	21,999.91	19,809.70	21,772.73
Third Quarter	27,142.47	20,387.13	27,142.47
Fourth Quarter	31,638.22	26,004.92	27,812.65
2008
First Quarter	27,615.85	21,084.61	22,849.20
Second Quarter	26,262.13	22,042.35	22,102.01
Third Quarter	23,134.55	17,632.46	18,016.21
Fourth Quarter	18,211.11	11,015.84	14,387.48
2009
First Quarter	15,563.31	11,344.58	13,576.02
Second Quarter	18,889.68	13,519.54	18,378.73
Third Quarter	21,768.51	17,254.63	20,955.25
Fourth Quarter	22,943.98	20,375.49	21,872.50
2010
First Quarter	22,416.67	19,550.89	21,239.35
Second Quarter	22,208.50	18,985.50	20,128.99
Third Quarter	22,378.67	19,842.20	22,358.17
Fourth Quarter	24,964.37	22,618.66	23,035.45
2011
First Quarter	24,419.62	22,284.43	23,527.52
Second Quarter	24,396.07	21,599.51	22,398.10
Third Quarter	22,770.47	17,407.80	17,592.41
Fourth Quarter	20,019.24	16,250.27	18,434.39
2012
First Quarter	21,680.08	18,593.06	20,555.58
Second Quarter (through May 29, 2012)	21,309.08	18,666.40	19,055.46

Hang Seng Index – Daily Closing Values January 1, 2007 to May 29, 2012

June 2012	Page 17